Exhibit 99.1

TEMPE, Ariz, June 24, 2013 /PRNewswire/ —Limelight Networks, Inc. (Nasdaq:LLNW), a leader in Digital Presence Management, today released the following comment regarding today’s Supreme Court decision to stay our petition for certiorari to review the en banc Federal Circuit Court of Appeals’ decision on induced joint infringement in the ongoing litigation with Akamai.

We are pleased that the Supreme Court has asked the Solicitor General to weigh in on our petition for certiorari. The Federal Circuit’s decision raises issues of critical importance to high technology industries, as evidenced by the many companies and organizations that supported our petition. Resolution of these issues by the High Court is critical for the nation’s ability to compete in innovation on a global scale.

About Limelight

Limelight Networks, Inc. (Nasdaq:LLNW) is a global leader in Digital Presence Management. The Limelight Orchestrate™ Digital Presence Platform offers an integrated set of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across Web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: Web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage — combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships — all while reducing costs. For more information, please visit www.limelight.com, and be sure to follow us on Twitter at www.twitter.com/llnw.

Media Contact:

Amber Winans

510-984-1526

limelight@bhavacom.com

SOURCE: Limelight Networks